Exhibit 99.1

Chimerix Announces Promotion of Michael T. Andriole to President and Chief Executive Officer

Mike Sherman to Transition to Chair of the Board of Directors

Martha Demski to Assume Role of Lead Independent Director

DURHAM, N.C., June 27, 2023 – Chimerix, Inc. (NASDAQ:CMRX), a biopharmaceutical company whose mission it is to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases, today announced the promotion of Mike Andriole, Chief Business Officer and Chief Financial Officer, to President and Chief Executive Officer of Chimerix and his appointment to the Board of Directors. Mr. Andriole replaces Mike Sherman, who is retiring from his role as Chief Executive Officer and will become Chairman of the Board of Directors. Martha Demski, the current Board Chair, will assume the role of Lead Independent Director. These appointments will be effective on August 1, 2023.

“The Board has been thoughtful in planning this succession, ensuring ongoing strong leadership with the continuity of an accomplished management team,” said Martha Demski, Board Chair of Chimerix. “As part of that process, Mike Andriole has been involved in nearly every aspect of the business beyond his formal responsibilities and we look forward to his continued strong leadership as we begin preparing the organization for potential commercialization of ONC201. We also thank Mike Sherman for his vision and leadership in guiding Chimerix through its transformation into an oncology-focused company, one that is fulfilling its mission to bring new therapies to patients suffering from deadly disease.”

“I have worked closely with Mike Sherman for six years to bring new medicines to patients facing a potential life-threatening illness. During our time at Chimerix and our prior company, we have led teams resulting in two product approvals that have meaningfully advanced the standard of care in their respective indications,” said Mr. Andriole. “Mike’s planned retirement follows a pivotal transition period at Chimerix in which we evolved the Company into an oncology focused organization with a proven management team. Importantly, we have secured a strong balance sheet and are executing the Phase 3 ACTION trial for ONC201 as a treatment for H3 K27M-mutant glioma. In addition, we are accelerating the development of ONC206, which has shown early signals of activity that may expand the reach of our imipridone platform to a much broader patient population. I look forward to continuing to lead Chimerix as we work to make these treatments available to patients as quickly as possible with a particular focus on the organization’s launch readiness for ONC201.”

“Mike Andriole has been instrumental in repositioning Chimerix. I am confident he is the right leader to continue to successfully execute our growth strategy, which we expect to yield important new medicines for patients and to create significant value for shareholders,” stated Mr. Sherman. “With the ACTION trial well underway, I will work closely with the management team to ensure a smooth transition and look forward to remaining engaged as Chair to maximize value and bring this and future opportunities to fruition.”

The Company also announced today that Martha Demski would be assuming the role of Lead Independent Director. “I would also like to thank Martha for her leadership as Board Chair, a position she has held since 2018,” added Mr. Sherman. “As Lead Independent Director she will provide another element of continuity, while playing an important governance role continuing to support the interest of shareholders.”

About Mike Andriole

Mr. Andriole joined Chimerix in 2019 as Chief Business Officer and Chief Financial Officer. Since that time, he has supervised strategic planning, new product planning, corporate development, project management, market research, finance and accounting. Prior to joining Chimerix, Mr. Andriole served as Chief Financial Officer of Endocyte, Inc., a clinical-stage biotechnology company developing targeted treatments for prostate and other cancers, where, in partnership with Mr. Sherman, he was instrumental in managing the company through a series of strategic transactions which began at a point in time when the organization had a negative enterprise value and culminated in its sale to Novartis for $2.1 billion.

Prior to joining Endocyte, Mr. Andriole spent 16 years at Eli Lilly and Company in a range of financial, marketing and global business development roles, including participation on leadership teams of two commercial product launches which eventually generated more than $5 billion in annual revenue.

During his more than 20-year biopharmaceutical career, Mr. Andriole has held leadership roles in the planning, development, or acquisition of nine programs that have garnered regulatory approvals spanning oncology, neuroscience, and infectious disease.

Mr. Andriole earned a BSBA from Xavier University’s Williams College of Business and an MBA from Indiana University’s Kelley School of Business.

About Chimerix

Chimerix is a biopharmaceutical company whose mission is to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases. The Company’s most advanced clinical-stage development program, ONC201 (dordaviprone), is currently enrolling in a Phase 3 clinical trial to treat patients with H3 K27M-mutant diffuse glioma.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include those relating to, among other things: the potential commercialization of ONC201; the acceleration of ONC206 clinical development and the reach of our imipridone platform; the execution and results of our growth strategy; and other statements containing the words “subject to”, "believe", “anticipate”, “plan”, “expect”, “intend”, “estimate”, “potential,” “project”, “may”, “will”, “should”, “would”, “could”, “can”, the negatives thereof, variations thereon and similar expressions. Among the factors and risks that could cause actual results to differ materially from those indicated in the forward-looking statements are risks related to risks that ongoing or future trials may not be successful or replicate previous trial results, or may not be predictive of real-world results or of results in subsequent trials; risks and uncertainties relating to competitive products and technological changes that may limit demand for our drugs; risks that our drugs may be precluded from commercialization by the proprietary rights of third parties; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

CONTACT:

Investor Relations:
Michelle LaSpaluto
919 972-7115
ir@chimerix.com

Will O’Connor
Stern Investor Relations

212-362-1200
will@sternir.com

3